UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

FNB CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FNB Corporation issued the following press release after 5:30 p.m. eastern time on February 5, 2008:

For Immediate Release

Tuesday, February 5, 2008

Press Release

Two Leading Independent Proxy Advisory Services

Recommend FNB Corporation Shareholders Vote

FOR The Merger With Virginia Financial Group, Inc.

CHRISTIANSBURG, Virginia – February 5, 2008 – FNB Corporation (NASDAQ: FNBP) announced today that both Institutional Shareholder Services (ISS) and PROXY Governance, Inc., two leading independent proxy advisory firms that provide proxy analysis to investment advisors and other fiduciaries, have each recommended that the shareholders of FNB vote “FOR” the merger with Virginia Financial Group, Inc. (NASDAQ: VFGI).

According to the PROXY Governance analysis, “On balance, the strategic and financial merits of the merger appear reasonable and, as such, we support the transaction.” PROXY Governance added, “We also find little evidence to support the dissidents’ concerns regarding the deal’s strategic merits.”

According to the ISS analysis, “Given that FNB Corporation shareholders would own more than the majority of outstanding shares, with equal board representation, and would contribute equally to the balance sheet of the combined entity, we consider the proposed transaction to be a merger of equals instead of an outright sale. As such, we believe that the proposed transaction does not warrant an acquisition premium, as indicated by the dissident shareholders.”

ISS concluded, “We believe that the proposed merger transaction warrants shareholder support.”

William P. Heath Jr., President and CEO of FNB Corporation (FNB) stated, “We are very pleased with the ISS and PROXY Governance recommendations. They represent credible, independent validations of the strategy supporting this transaction and are consistent with the recommendation of our Board of Directors that the merger is in the best interest of FNB shareholders.”

O. R. Barham, Jr., President and CEO of Virginia Financial Group, Inc. (VFG), stated, “We are pleased that ISS and PROXY Governance, Inc., support the strategic view of both companies that this merger will provide long-term value to their respective shareholders.”

The vote of every shareholder is important. Any shareholder of FNB Corporation who has not yet submitted a proxy is encouraged to do so as soon as possible. FNB will hold its shareholder meeting on February 12, 2008 at 2:00 p.m. FNB shareholders with questions about the merger or in need of assistance in voting their shares should contact Regan & Associates, proxy solicitor, at (800) 737-3426.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.5 billion in assets. Through the activities of its affiliate, First National Bank, FNB operates 27 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.	William B. Littreal
President/CEO	Executive Vice President/CFO
(540) 382-6041	(540) 381-6758

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a joint proxy statement/prospectus. The Form S-4 was declared effective by the SEC on December 28, 2007, and the definitive joint proxy statement/prospectus was first mailed to shareholders of VFG and FNB on or about January 3, 2008. Each of FNB and VFG may also file with the SEC other documents regarding the proposed merger.

FNB and VFG urge investors and other shareholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information about the companies and the proposed transaction.

Investors and shareholders may obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by FNB and VFG through the website maintained by the SEC at http://www.sec.gov. Free copies of these documents also may be obtained by directing a request to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

The information on FNB’s website is not, and shall not be deemed to be, a part of this release or incorporated into other filings FNB or VFG makes with the SEC.

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the members of FNB Shareholders for Progress is contained in Annex F to the joint proxy statement/prospectus.

Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.